FCPT Closes Acquisition of 13 Darden Restaurant Properties for $79.5 Million and Announces Year-to-Date Acquisition Volume Totals of $269.1 Million Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), closed on the purchase of 13 corporate- operated Darden restaurant properties (12 Cheddar’s Scratch Kitchen properties and 1 Olive Garden property) for a purchase price of $79.5 million on initial full year cash rent of approximately $5.0 million. This was part of the previously announced transaction in May 2023. The Company may acquire one additional Cheddar’s Scratch Kitchen property in the near term pending further due diligence. If the Company acquires the additional property, the total transaction size will be 14 properties for $85.0 million on initial full year annual cash rent of approximately $5.35 million. Including today’s acquisition, and year-to-date, FCPT has completed the acquisition of 71 properties for a total investment of $269.1 million (excluding transaction costs) at a weighted average cap rate of 6.7%. Annualized in-place rents for FCPT’s portfolio as of today are approximately $212.6 million. Patrick Wernig, Managing Director of Acquisitions at FCPT, said, “At roughly the half-way point of 2023, we are pleased to have closed an acquisition volume similar to our historic full year volumes. Our financial leverage remains within our target range, and we continue to find a buyer friendly market for new acquisitions.” About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com. Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO Cautionary Note Regarding Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10- K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.